Exhibit (J)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-129337 on Form N-1A of our report dated January 29, 2007, relating to the statement of assets and liabilities and statement of operations of Ziegler Exchange Traded Trust appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Chicago, IL
March 12, 2007